Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Record Adjusted Earnings Per Share of $6.02 for Full Year 2015; Fourth Quarter Adjusted Earnings Per Share of $1.25
Dallas, January 21, 2016: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported 2015 adjusted earnings per share of $6.02 versus $5.67 in the prior year, and fourth quarter adjusted earnings per share of $1.25 versus $1.28 in the prior year quarter. These strong results demonstrate the ability of our complementary cores to create value in a challenging environment. In Materials Solutions, we combine chemistry and applications in a unique way to satisfy the needs of our customers, and in the Acetyl Chain we leverage our technology advantage across our integrated value chain to capture opportunity and maximize value.
Fourth quarter 2015 financial highlights:

•	Adjusted earnings per share of $1.25, down 2 percent from prior year

•	Adjusted EBIT margin of 19.2 percent, a fourth quarter record and an increase of 110 basis points over the prior year

•	Fourth quarter record performance for adjusted EBIT and margin in both Materials Solutions and Industrial Specialties
Full year 2015 financial highlights:

•	Record adjusted earnings per share of $6.02, up 6 percent from prior year, driven by the strength of our commercial models in both the Acetyl Chain and Materials Solutions

•	Adjusted EBIT margin of 21.8 percent was our highest ever, increasing 320 basis points over the prior year

•	Record core income and margin in Materials Solutions

•	Free cash flow of $733 million before the impact of a $177 million payment to terminate a supplier contract

•	$594 million of cash returned to shareholders, including 6.6 million shares repurchased and $174 million in dividends paid

	Three Months Ended		Year Ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
	(unaudited)
	(In $ millions, except per share data)
Net sales
Advanced Engineered Materials	311	326	1,326	1,459
Consumer Specialties	246	247	969	1,160
Total Materials Solutions	557	573	2,295	2,619
Industrial Specialties	239	274	1,082	1,224
Acetyl Intermediates	644	680	2,744	3,493
Eliminations	(71)	(82)	(323)	(411)
Total Acetyl Chain	812	872	3,503	4,306
Other Activities	—	—	—	—
Intersegment elimination	(35)	(32)	(124)	(123)
Total	1,334	1,413	5,674	6,802

	Three Months Ended		Year Ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
	(unaudited)
	(In $ millions, except per share data)
Operating profit (loss) attributable to Celanese Corporation
Advanced Engineered Materials	51	58	235	221
Consumer Specialties	46	77	262	388
Total Materials Solutions	97	135	497	609
Industrial Specialties	(4)	19	72	76
Acetyl Intermediates	(239)	64	16	562
Total Acetyl Chain	(243)	83	88	638
Other Activities	(156)	(22)	(240)	(485)
Total	(302)	196	345	762
Net earnings (loss)	(301)	151	285	620
Adjusted EBIT / Total segment income(1)	256	305	1,236	1,268
Operating EBITDA(1)	332	375	1,515	1,558
Diluted EPS - continuing operations	$(2.03)	$1.07	$2.01	$4.04
Diluted EPS - total	$(2.03)	$1.07	$2.00	$4.00
Adjusted EPS(1)	$1.25	$1.50	$6.02	$5.67
______________________________

(1)	See "Non-US GAAP Financial Measures" below.
Additional information about the company's prior period performance is included in its Quarterly Reports on Form 10-Q and in its Current Year Reconciliations to Non-US GAAP Financial Measures available on the company's website at www.celanese.com in the Investor Relations section.

Significant fourth quarter items impacting GAAP results:

•	Expense of $174 million related to the termination of an existing supplier agreement

•	Pension mark-to-market adjustment of $126 million, recognizing net actuarial losses and change in value of plan assets versus a mark-to-market loss of $349 million in the fourth quarter of 2014

•	Asset impairment loss of $123 million related to a write-off of ethanol assets at our integrated facility in Nanjing, China

•	Exit costs and capacity reduction costs of $62 million related to certain facilities in Lanaken, Belgium, Tarragona, Spain and Meredosia, Illinois
"I am pleased to report fourth quarter adjusted earnings of $1.25 per share and adjusted EBIT margin of 19.2 percent, a 110 basis point increase over the prior year and a fourth quarter record. Our teams did a tremendous job of managing through the considerable headwinds of currency depreciation, falling crude prices, and soft demand in Asia to deliver these strong results," said Mark Rohr, chairman and chief executive officer. "Our Materials Solutions core produced fourth quarter records for adjusted EBIT and margin, as we continue to build momentum in our opportunity pipeline that provides innovative solutions for our customers. Industrial Specialties also set fourth quarter records for adjusted EBIT and margin as we flexed our fully integrated Acetyl Chain to capture market opportunities and maximize value in a volatile market environment. For the year, we grew adjusted earnings per share by 6 percent to $6.02 per share, a second consecutive record year. We delivered record segment income margin of 21.8 percent, an increase of 320 basis points year over year. Our strong earnings translated into record free cash flow generation. We deployed $420 million of cash to repurchase approximately 6.6 million shares of stock during the year and increased dividends paid by 21 percent to $174 million in 2015. These results underscore the success we are having with our value creation models in both cores, our relentless focus on productivity and our ability to generate strong cash flow. During the year we also took a number of steps to improve our competitive position including rationalizing our manufacturing footprint, terminating a supply contract and executing on broad based productivity initiatives. The expense recognized in relation to these actions accounts for roughly $300 million of the adjustments to our reported GAAP earnings, and these steps position us well going forward." said Rohr.
Full Year Business Segment Overview
Materials Solutions
Materials Solutions generated record core income of $808 million and expanded margin by 510 basis points to 35.2 percent, also a record level. Engineered Materials (Advanced Engineered Materials excluding affiliates) adjusted EBIT increased by 47 percent year over year as we continue to provide high value to our customers well beyond the polymer. Margin in Engineered Materials expanded 710 basis points as prices remained relatively stable while raw materials declined. We successfully introduced over 1,000 new project launches in 2015 as we continue to offer the best overall materials package and project management system to drive growth in our opportunity pipeline. These strong results in Engineered Materials combined with productivity and lower raw material costs more than offset volume decline due to customer tow destocking and lower affiliate earnings.
Equity earnings from Advanced Engineered Materials affiliates declined $11 million year over year to $150 million as continued decline in MTBE pricing adversely impacted Ibn Sina and more than offset higher earnings from Korea Engineering Plastics and Polyplastics. Dividends from Cellulose Derivatives ventures declined $8 million year over year due to the expiration of a tax holiday.

Acetyl Chain
Core income in the Acetyl Chain was $498 million in 2015, 18.5 percent lower versus the prior year. Despite significant year over year headwinds from currency, falling raw materials and fewer industry outages in VAM versus prior year, the Acetyl Chain was able to post record margins for the year through commercial actions, a focus on productivity and lower energy costs. Industrial Specialties delivered record segment income of $110 million, a 71.9 percent increase year-over-year, and also generated a record margin of 10.2 percent as raw material cost reductions and productivity actions more than offset a decline in pricing for emulsion polymers.
Recent Highlights

•
Announced addition of Polyether Ether Ketone (PEEK) to the Engineered Materials portfolio in the second half of 2016 for application in automotive, electrical, electronics, industrial, oil & gas, diagnostics, and analytical end-uses.

•
Launched a global tribology product platform to meet the growing demand for high-performance materials for use in moving parts. These low-wear, low-friction engineered plastics are developed for moving and sliding parts used in everything from conveyors to vehicles to orthopedic implants.

•	Announced implementation of a series of low capital debottlenecks and technology enhancements at the Clear Lake, Texas, acetic acid facility to expand capacity by 150kt by 2016.

•	Started expansion of Clear Lake, Texas VAM facility raising plant capacity by 150kt to 450kt by 2018.

•
Entered into a Memorandum of Understanding with Push Group to form a new joint venture focused on the production of cellulose acetate-based specialty products, including high-quality plastics and films.

•	Announced capacity expansion of GUR® ultra-high molecular weight polyethylene at the Bishop, Texas facility to 38kt, with final completion expected in May 2016.

•	Confirmed permanent reduction in capacity at the Lanaken, Belgium, acetate tow production facility by 50 percent.
Fourth Quarter Business Segment Overview
Materials Solutions
Materials Solutions core income was a fourth quarter record at $194 million, 11.5 percent higher than the prior year quarter. Core margin was also a fourth quarter record of 34.8 percent, expanding by 620 basis points. Segment income and margin in Advanced Engineered Materials were both fourth quarter records. Engineered Materials expanded margin by 940 basis points, due to our ability to hold pricing in an environment of falling raw materials, which demonstrates the value of our polymers and application expertise to our customers. Consumer Specialties also recorded a highest ever segment income margin of 44.3 percent, a 470 basis points expansion from fourth quarter last year.

Productivity combined with lower energy and raw material costs more than offset volume decline driven by customer tow destocking. Equity earnings were $7 million lower than fourth quarter last year mainly due to the impact of lower MTBE on Ibn Sina.
Acetyl Chain
Acetyl Chain core income was $82 million, a 43.1 percent decline from fourth quarter last year. Margin was 10.1 percent, 460 basis points lower than the same quarter last year. Fourth quarter results in the Acetyl Chain were adversely impacted year over year by fewer unplanned industry outages in VAM and weak demand in Asia, which more than offset productivity gains and lower energy and raw material costs. Industrial Specialties registered fourth quarter record segment income of $22 million compared to $7 million last year and record margins of 9.2 percent, a 660 basis points improvement.
Cash Flow
For the year, free cash flow was $733 million before including the impact of a cash payment related to terminating a supply contract. Net of the termination payment, free cash flow was a record at $556 million. Capex for the year was $306 million and $62 million for the quarter.
During 2015, Celanese returned $594 million of cash to shareholders, repurchasing 6.6 million shares and paying $174 million in dividends. $1 billion remains under the recent share repurchase authorization as of December 31, 2015.
Outlook
"We began 2015 facing multiple headwinds, and worked extremely hard to implement commercial discipline, productivity actions and sound capital deployment strategies to deliver record results. Our performance in 2015 demonstrates our structural uniqueness and the value of our complementary cores," said Rohr. "Similarly, 2016 is starting off with its own set of challenges. In the last few months we have seen further declines in crude and the broad raw material complex, continued uncertainty in the Asian demand landscape, and a further weakening Chinese currency. That said, we are confident that our business models in Materials Solutions and the Acetyl Chain provide the framework needed to manage the current uncertainty and strengthen our ability to generate high levels of free cash flow. We also continue to build on our productivity initiatives to support growth. We anticipate adjusted earnings per share to grow 5-10 percent in 2016 which will keep us well on track to meet our 2018 targets."
The company's earnings presentation and prepared remarks related to the fourth quarter and year-end results will be posted on its website at www.celanese.com in the investor section after market close on January 21, 2016.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America,

Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,100 employees worldwide and had 2015 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-US GAAP Financial Measures
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes, and further adjusted for certain items attributable to Celanese Corporation. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core may also be referred to by management as core income. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales. Adjusted EBIT margin has the same uses and limitations as adjusted EBIT described above.

•
Operating EBITDA is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense, taxes and depreciation and amortization, and further adjusted for certain items attributable to Celanese Corporation. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•	Operating profit (loss) attributable to Celanese Corporation is defined by the Company as operating profit (loss), less earnings (loss) attributable to noncontrolling interests.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Free cash flow is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from Mitsui & Co., Ltd. to Fairway Methanol LLC.

•	Net debt is defined by the Company as total debt less cash and cash equivalents.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 21, 2016 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
	(In $ millions, except share and per share data)
Net sales	1,334	1,413	1,559
Cost of sales	(1,075)	(1,110)	(1,165)
Gross profit	259	303	394
Selling, general and administrative expenses	(209)	(93)	(417)
Amortization of intangible assets	(2)	(3)	(4)
Research and development expenses	(21)	(19)	(18)
Other (charges) gains, net	(332)	(4)	(6)
Foreign exchange gain (loss), net	1	3	(1)
Gain (loss) on disposition of businesses and asset, net	(1)	(1)	(2)
Operating profit (loss)	(305)	186	(54)
Equity in net earnings (loss) of affiliates	43	50	53
Interest expense	(33)	(29)	(27)
Refinancing expense	—	—	(25)
Interest income	—	—	(4)
Dividend income - cost investments	27	26	29
Other income (expense), net	(2)	(8)	(3)
Earnings (loss) from continuing operations before tax	(270)	225	(31)
Income tax (provision) benefit	(31)	(74)	(52)
Earnings (loss) from continuing operations	(301)	151	(83)
Earnings (loss) from operation of discontinued operations	—	—	(3)
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	—	—	1
Earnings (loss) from discontinued operations	—	—	(2)
Net earnings (loss)	(301)	151	(85)
Net (earnings) loss attributable to noncontrolling interests	3	10	1
Net earnings (loss) attributable to Celanese Corporation	(298)	161	(84)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	(298)	161	(82)
Earnings (loss) from discontinued operations	—	—	(2)
Net earnings (loss)	(298)	161	(84)
Earnings (loss) per common share - basic
Continuing operations	(2.03)	1.07	(0.54)
Discontinued operations	—	—	(0.01)
Net earnings (loss) - basic	(2.03)	1.07	(0.55)
Earnings (loss) per common share - diluted
Continuing operations	(2.03)	1.07	(0.54)
Discontinued operations	—	—	(0.01)
Net earnings (loss) - diluted	(2.03)	1.07	(0.55)
Weighted average shares (in millions)
Basic	146.9	149.8	153.4
Diluted	146.9	151.0	153.4

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2015	2014
	(In $ millions, except share and per share data)
Net sales	5,674	6,802
Cost of sales	(4,356)	(5,186)
Gross profit	1,318	1,616
Selling, general and administrative expenses	(506)	(758)
Amortization of intangible assets	(11)	(20)
Research and development expenses	(119)	(86)
Other (charges) gains, net	(351)	15
Foreign exchange gain (loss), net	4	(2)
Gain (loss) on disposition of businesses and asset, net	(9)	(7)
Operating profit (loss)	326	758
Equity in net earnings (loss) of affiliates	181	246
Interest expense	(119)	(147)
Refinancing expense	—	(29)
Interest income	1	1
Dividend income - cost investments	107	116
Other income (expense), net	(8)	(4)
Earnings (loss) from continuing operations before tax	488	941
Income tax (provision) benefit	(201)	(314)
Earnings (loss) from continuing operations	287	627
Earnings (loss) from operation of discontinued operations	(3)	(11)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	1	4
Earnings (loss) from discontinued operations	(2)	(7)
Net earnings (loss)	285	620
Net (earnings) loss attributable to noncontrolling interests	19	4
Net earnings (loss) attributable to Celanese Corporation	304	624
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	306	631
Earnings (loss) from discontinued operations	(2)	(7)
Net earnings (loss)	304	624
Earnings (loss) per common share - basic
Continuing operations	2.03	4.07
Discontinued operations	(0.01)	(0.04)
Net earnings (loss) - basic	2.02	4.03
Earnings (loss) per common share - diluted
Continuing operations	2.01	4.04
Discontinued operations	(0.01)	(0.04)
Net earnings (loss) - diluted	2.00	4.00
Weighted average shares (in millions)
Basic	150.8	155.0
Diluted	152.3	156.2

Consolidated Balance Sheets - Unaudited

	As of December 31, 2015	As of December 31, 2014
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	967	780
Trade receivables - third party and affiliates, net	706	801
Non-trade receivables, net	285	241
Inventories	682	782
Deferred income taxes	68	29
Marketable securities, at fair value	30	32
Other assets	49	33
Total current assets	2,787	2,698
Investments in affiliates	838	876
Property, plant and equipment, net	3,609	3,733
Deferred income taxes	222	253
Other assets	300	355
Goodwill	705	749
Intangible assets, net	125	132
Total assets	8,586	8,796
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	513	137
Trade payables - third party and affiliates	587	757
Other liabilities	330	432
Deferred income taxes	30	7
Income taxes payable	90	5
Total current liabilities	1,550	1,338
Long-term debt	2,468	2,586
Deferred income taxes	136	141
Uncertain tax positions	167	159
Benefit obligations	1,189	1,211
Other liabilities	247	283
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,031)	(611)
Additional paid-in capital	136	103
Retained earnings	3,621	3,491
Accumulated other comprehensive income (loss), net	(348)	(165)
Total Celanese Corporation stockholders' equity	2,378	2,818
Noncontrolling interests	451	260
Total equity	2,829	3,078
Total liabilities and equity	8,586	8,796